DEXCOM, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN

DexCom, Inc. (the “Company”) hereby establishes the DexCom, Inc. Executive Deferred Compensation Plan (the “Plan”), effective on the Effective Date (as defined below). The purpose of the Plan is to attract and retain designated key employees by providing such persons with an opportunity to defer receipt of a portion of their compensation and receive Discretionary Company Credits as provided in the Plan.

ARTICLE I DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

“Account” means the bookkeeping account maintained by the Administrator on behalf of each Participant pursuant to this Plan. The sum of each Participant's Sub-Accounts, in the aggregate, shall constitute his or her Account. The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or the Participant’s Beneficiary under the Plan.

“Administrator” means the committee of Company officers appointed as such by the Board of Directors of the Company.

“Affiliated Group” means (a) the Company, and (b) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code.

“Base Salary” means the annual rate of base wages payable by the Affiliated Group to an Eligible Employee in cash during a Plan Year, prior to reduction for any deferrals under this Plan or under any other plan of the Affiliated Group under Sections 125 or 401(k) of the Code. For purposes of this Plan, any Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year. For the avoidance of doubt, the amount of Base Salary deferred will not include amounts required to be withheld under Section 9.9 of the Plan.

“Beneficiary” or “Beneficiaries” means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire amount credited to the Participant’s Account.

“Beneficiary Designation Form” means the form established from time to time by the Administrator (in a paper or electronic format) that a Participant may complete, sign and return to the Company to designate one or more Beneficiaries.

“Board” means the Board of Directors of the Company.

“Cause” means (i) the Participant has been convicted of, or has pleaded guilty or nolo contendere to, any felony or crime involving moral turpitude, (ii) the Participant has engaged in willful misconduct which is injurious to the Company or materially failed or refused to perform the material duties lawfully and reasonably assigned to the Participant or has performed such material duties with gross negligence or has breached any material term or condition of the Plan, the Participant’s Employee Proprietary Information and Inventions Agreement with the Company or any other material agreement with the Company, in any case after written notice by the Company of such misconduct, performance issue, gross negligence or breach of terms or conditions and an opportunity to cure within thirty (30) days of such written notice thereof from the Company, unless such misconduct, performance issue, gross negligence or breach is, by its nature, not curable, or (iii) the Participant has committed any act of fraud, theft, embezzlement, misappropriation of funds, breach of fiduciary duty or other willful act of material dishonesty against the Company that results in material harm to the Company.

“Change in Control” means a “change in control event” as defined in Treasury Regulation 1.409A-3(i)(5).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means DexCom, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of DexCom, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.
“Compensation” shall have the meaning provided in the Company’s 401(k) Plan. “Compensation Committee” means the Compensation Committee of the Board. “Deferral Election” means the Participant's election on a form approved by the
Administrator (in a paper or electronic format) to defer a portion of the Participant’s Base Salary and/or Incentive Compensation in accordance with the provisions of ARTICLE III.

“Discretionary Company Credit” means a credit by the Company to a Participant’s Account in accordance with the provisions of ARTICLE V of the Plan, whether as a match of Participant deferrals or otherwise. Discretionary Company Credits, if any, shall be credited at the sole discretion of the Board or Compensation Committee, and the fact that a Discretionary Company Credit may be credited in one year shall not obligate the Board or Compensation Committee to continue to make any such Discretionary Company Credit in any subsequent year, and the Discretionary Company Credits may be subject to vesting, performance or other conditions in the Board’s or Compensation Committee’s sole discretion.

“Effective Date” means April 1, 2019.

“Eligible Employee” has the meaning given to such term in Section 2.1 hereof. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Incentive Compensation” means any incentive bonus payable to an Eligible Employee pursuant to any annual cash incentive compensation plan of the Company or another member of the Affiliated Group that is designated by the Administrator as an eligible source of compensation for deferral under this Plan, determined prior to (i) reduction for any deferrals under this Plan or (ii) reduction for any deferrals under any other plan of the Affiliated Group under Sections 125 or 401(k) of the Code to the extent such Incentive Compensation will not be actually be reduced under such plans prior to the deferral under this Plan. For the avoidance of doubt, the amount of Incentive Compensation deferred will not include amounts required to be withheld under Section 9.9 of the Plan.

“In-Service Sub-Account” means each bookkeeping In-Service Sub-Account maintained by the Administrator on behalf of each Participant pursuant to Sections 2.4 and 3.4(b) hereof.

“Participant” means any Eligible Employee who (a) at any time has elected to defer the receipt of Base Salary and/or Incentive Compensation in accordance with the Plan or (b) whose Account has been credited with a Discretionary Company Credit, and who, in any case, has not received complete payment of the amount credited to the Participant’s Account.

“Performance-Based Compensation” means Incentive Compensation that is based on services performed over a period of at least 12 months and that constitutes “performance-based compensation” within the meaning of Section 409A of the Code. In general, for purposes of Section 409A of the Code, “performance-based compensation” means compensation the amount of which, or the entitlement to which, is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. For such purposes, organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relates, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established.

“Plan” means this DexCom, Inc. Executive Deferred Compensation Plan, as it may be amended from time to time.

“Plan Year” means the period from the Effective Date through December 31, 2019 and each calendar year beginning thereafter.

“Separation from Service” means a Participant’s termination of employment or service with the Affiliated Group, other than as a result of the Participant’s death, in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code.

“Separation Sub-Account” means each bookkeeping Separation Sub-Account maintained by the Administrator on behalf of each Participant pursuant to Sections 2.4 and 3.4(a) hereof.

“Specified Employee” means a “specified employee” as determined by the Company in accordance with Section 409A of the Code.

“Sub-Account” means each bookkeeping Separation Sub-Account and In-Service Sub- Account maintained by the Administrator on behalf of each Participant with respect to a particular Plan Year pursuant to Section 2.4.

“Unforeseeable Emergency” means an “unforeseeable emergency” as defined under Section 409A of the Code. In general, for purposes of Section 409A of the Code, an “unforeseeable emergency” means a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE II ELIGIBILITY;
SUB-ACCOUNTS

2.1.    Eligibility. Participation in the Plan is limited to any employee of the Affiliated Group who (i) is selected by the Administrator, in its sole discretion, to participate in the Plan, and (ii) is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA (each an “Eligible Employee”). In lieu of designating individual Eligible Employees for Plan participation, the Administrator may establish eligibility criteria (consistent with the requirements of this Section 2.1) providing for participation of all Eligible Employees who satisfy such criteria. The Administrator may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.

2.2.    Enrollment Requirements. Except as otherwise determined by the Administrator, as a condition to participation, each Eligible Employee shall complete, execute and return to the Company a Deferral Election no later than the date or dates specified by the Administrator in accordance with the Plan. In addition, the Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3.    Commencement Date. Except as otherwise may be provided by the Administrator pursuant to Section 3.1, each Eligible Employee shall be eligible to commence participation in accordance with the terms and conditions of this Plan effective as of January 1 of the Plan Year next following the Plan Year in which he or she becomes an Eligible Employee pursuant to Section 2.1. Notwithstanding the foregoing, the Administrator, in its sole discretion, may permit an Eligible Employee to commence participation in the Plan upon such earlier date as may be specified by the Administrator, consistent with the Plan and Section 409A of the Code. For the avoidance of doubt and notwithstanding any other provision of the Plan to the contrary, those Eligible Employees selected by the Administrator for the Plan Year beginning on the Effective Date shall be required to make any Deferral Election with respect to such Plan Year no later than March 31, 2019 and may commence participation in the Plan on the Effective Date.

2.4.    Sub-Accounts. The Administrator shall establish and maintain a separate Sub- Account for each Participant for amounts credited to a Participant’s Account for each Plan Year as deferrals of Base Salary and/or Incentive Compensation, and as Discretionary Company Credits, as applicable. Each such Sub-Account shall be either a Separation Sub-Account or an In-Service Sub-Account, in accordance with Section 3.4 and the Participant’s Deferral Election for the applicable Plan Year. Each Participant’s Sub-Account(s) shall be credited with deferrals of Base Salary and/or Incentive Compensation, effective as of the date such amounts would otherwise have been paid to the Participant, or as soon as administratively practicable thereafter. A Participant’s Sub-Accounts shall be credited with gains, losses and earnings as provided in ARTICLE V hereof, as determined by the Administrator in its sole discretion, including determinations based on administrative convenience, and shall be debited for any payments made to the Participant in accordance with ARTICLE VI hereof. Amounts credited to a Separation Sub-Account shall be paid following the Participant’s Separation from Service as provided in ARTICLE III and ARTICLE VI hereof, and amounts credited to an In-Service Sub- Account shall be paid in the year specified by the Participant or, if earlier, following the Participant’s Separation from Service or death, as provided in ARTICLE III and ARTICLE VI hereof.

2.5.    Termination. An Eligible Employee’s right (if any) to defer Base Salary and/or Incentive Compensation shall cease with respect to the Plan Year following the Plan Year in which such individual ceases to be an Eligible Employee, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he or she remains a Participant.

ARTICLE III
DEFERRAL ELECTIONS

3.1.    Certain Newly Eligible Participants. Except as otherwise determined by the Administrator, in its sole discretion, newly Eligible Employees shall not be permitted to make a Deferral Election with respect to Base Salary and/or Incentive Compensation earned during the Plan Year in which the Eligible Employee is first eligible to participate in the Plan. However, notwithstanding the foregoing, the Administrator, in its sole discretion, may permit any Eligible Employee to make a Deferral Election with respect to Base Salary and/or Incentive Compensation earned during the Plan Year in which the Eligible Employee is first eligible to participate in the Plan (and in any other plan that would be aggregated with the Plan under Section 409A of the Code), as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7); provided, however, that such Deferral Election (a) is made and becomes irrevocable no later than the 30th day after the date that the Eligible Employee first becomes eligible to participate in the Plan (or by such earlier date as specified by the Administrator), and
(b) shall apply only to Base Salary and/or Incentive Compensation earned for services performed after the date that the Deferral Election becomes irrevocable, as determined by the Administrator in accordance with Section 409A of the Code and for the avoidance of doubt, any Incentive Compensation with be determined ratably from the number of days after the Deferral Election becomes irrevocable, over the number of days in the performance period, in accordance with Treasury Regulation Section 1.409A-2(a)(7)(i).

3.2.    Annual Deferral Elections. Unless the Administrator determines to permit an election pursuant to Section 3.1, and except as otherwise determined by the Administrator or as set forth in Section 2.3 of the Plan, each Eligible Employee may elect to defer Base Salary and/or Incentive Compensation for a Plan Year by filing a Deferral Election with the Administrator only in accordance with the following rules:

(a)    Base Salary. The Deferral Election with respect to Base Salary must be filed with the Company by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Administrator) of the Plan Year next preceding the Plan Year for which such Base Salary would otherwise be earned.

(b)	Incentive Compensation.

(i)    In General. Except as may otherwise be determined by the Administrator with respect to Performance-Based Compensation as provided in Section 3.2(b)(ii), a Deferral Election with respect to Incentive Compensation must be filed with the Company by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the

Administrator) next preceding the first day of the performance period for which such Incentive Compensation would otherwise be earned.

(ii)    Certain Elections with Respect to Performance-Based Compensation. Notwithstanding Section 3.2(b)(i), and only to the extent permitted by the Administrator in its sole discretion, a Deferral Election with respect to Incentive Compensation that constitutes Performance-Based Compensation may be made and become irrevocable no later than the date that is six (6) months before the end of the applicable performance period (or by such earlier date as specified by the Administrator on the Deferral Election), provided that in no event may such Deferral Election be made after such Incentive Compensation has become "readily ascertainable" within the meaning of Section 409A of the Code. In order to make a Deferral Election under this Section 3.2(b)(ii), the Participant must perform services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Deferral Election becomes irrevocable under this Section 3.2(b)(ii). A Deferral Election made under this Section 3.2(b)(ii) shall not apply to any Incentive Compensation that becomes payable to a Participant without regard to the satisfaction of the applicable performance criteria.

3.3.    Amount Deferred. A Participant shall designate on each Deferral Election the portion of his or her Base Salary and/or Incentive Compensation that is to be deferred with respect to the applicable Plan Year in accordance with this ARTICLE III. For each Plan Year, an Eligible Employee may defer (in 1% increments) up to 75% of his or her Base Salary and up to 100% of his or her Incentive Compensation.

3.4.    Elections as to Time and Form of Payment. Each Deferral Election will specify the allocation of the Participant’s deferrals for a Plan Year to the Participant’s Sub- Accounts in accordance with this Plan. In the Deferral Election for a Plan Year, the Participant may separately allocate the deferrals of each component of his or her compensation (Base Salary and Incentive Compensation) either to a Separation Sub-Account in accordance with Section 3.4(a) or to an In-Service Sub-Account in accordance with Section 3.4(b).

(a)    Participant Payment Elections—Separation Sub-Accounts. On each Deferral Election pursuant to which deferrals of Base Salary and/or Incentive Compensation are credited to a Participant’s Separation Sub-Account with respect to a Plan Year, the Participant shall elect the time and form of payment of such Sub-Account in the event of the Participant’s Separation from Service in accordance with the provisions of this Section 3.4(a) and ARTICLE
VI.A Participant may elect to receive payment of each such Separation Sub-Account, subject to the provisions of ARTICLE VI, as soon as practicable after the first business day of the seventh month following the Participant’s Separation from Service in one of the following forms of payment:

(i)	a single lump sum payment, or

(ii)	substantially equal annual installments over a period of up to 10 years.

The time and form of payment designated on each Deferral Election with respect to a Separation Sub-Account for a Plan Year for payment in the event of Separation from Service will apply to all amounts credited to that Sub-Account under the Plan, except as otherwise provided in Article VI.

(b)    Participant Payment Elections—In-Service Sub-Accounts. On each Deferral Election pursuant to which deferrals of Base Salary and/or Incentive Compensation are credited to a Participant’s In-Service Sub-Account with respect to a Plan Year, the Participant shall elect the calendar year in which payment from that In-Service Sub-Account will be made or commence, which calendar year must be no earlier than the second calendar year after the Plan Year to which such Deferral Election relates. A Participant may elect to receive payment of each such In-Service Sub-Account, subject to the provisions of ARTICLE VI, in one of the following forms of payment:

(i)	a single lump sum payment, or

(ii)	substantially equal annual installments over a period of up to 10 years.

Subject to the provisions of ARTICLE VI, payment of each In-Service Sub-Account shall be made or commence during January of the calendar year specified in the applicable Deferral Election, or, if the Participant’s Separation from Service occurs prior to the beginning of the calendar year in which such In-Service Sub-Account is otherwise scheduled to be paid, as soon as practicable after the first business day of the seventh month following the Participant’s Separation from Service, in the manner elected by the Participant (single lump sum payment or substantially equal annual installments over a period of up to 10 years) in the applicable Deferral Election for payment in the event of Separation from Service. The calendar year designated on each Deferral Election with respect to an In-Service Account for a Plan Year will apply to all amounts credited to that In-Service Sub-Account under the Plan, except as otherwise provided in ARTICLE VI. A Participant may choose a different calendar year for payment of each separate In-Service Sub-Account in accordance with this Section 3.4(b).

(c)    Default Time and Form of Payment. To the extent that a Participant does not designate the time and form of payment of a Sub-Account on a Deferral Election as provided in Section 3.4(a) (or such designation does not comply with the terms of the Plan), the Participant’s deferrals for the applicable Plan Year shall be credited to a Separation Sub-Account and the Participant shall be deemed to have elected that such Sub-Account shall be paid, subject to the provisions of ARTICLE VI, in a single lump sum payable as soon as practicable after the first business day of the seventh month following the Participant’s Separation from Service.

3.5.	Duration and Cancellation of Deferral Elections.

(a)    Duration. Once irrevocable, a Deferral Election shall only be effective for the Plan Year with respect to which such election was timely filed with the Administrator. Notwithstanding the preceding sentence, the Administrator may provide in advance, in its sole discretion, that any Deferral Elections shall apply from Plan Year to Plan Year, until terminated or modified prospectively by a Participant in accordance with the terms of this ARTICLE III. Any such “evergreen” Deferral Elections so provided for by the Administrator will become effective with respect to an amount of Base Salary and/or Incentive Compensation on the date such election becomes irrevocable under this ARTICLE III. Except as provided in Section 3.5(b) hereof, a Deferral Election, once irrevocable, cannot be cancelled or modified during a Plan Year.

(b)	Cancellation.

(i)    The Administrator may, in its sole discretion, cancel a Participant’s Deferral Election where such cancellation occurs by the later of the end of the Plan Year in which the Participant incurs a “disability” or the 15th day of the third month following the date the Participant incurs a “disability.” For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(ii)    The Administrator may, in its sole discretion, cancel a Participant’s Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

(iii)    If a Participant’s Deferral Election is cancelled with respect to a particular Plan Year in accordance with this Section 3.5(b), such Participant may make a new Deferral Election for a subsequent Plan Year, as the case may be, only in accordance with Section 3.2 hereof.

3.6.    Vesting, Forfeiture and Recoupment. Except as otherwise provided by the Board or Compensation Committee or Administrator with respect to Discretionary Company

Credits pursuant to ARTICLE IV, each Participant shall at all times have a fully vested interest in his or her Account.

ARTICLE IV DISCRETIONARY COMPANY CREDITS

4.1.    In any Plan Year, the Board or Compensation Committee, in its sole discretion, may, but shall not be required to, credit Discretionary Company Credits to a Participant’s Account.

4.2.    Except as otherwise may be provided in a vesting schedule established by the Board or Compensation Committee, in its sole discretion, (a) fifty percent (50%) of any Participant’s Discretionary Company Credits that are matching contributions (as adjusted for gains, losses and earnings pursuant to Article 5) shall become vested as of the date that the Participant has completed one year of employment service with the Company; and (b) the remainder of the Participant’s Discretionary Company Credits that are matching contributions (as adjusted for gains, losses and earnings pursuant to Article 5) shall become fully vested as of the date that the Participant has completed two years of employment service with the Company.

4.3.    Except as otherwise may be provided by the Board or Compensation Committee, in its sole discretion, any Discretionary Company Credits that are not matching contributions shall be subject to either a three-year or a five-year cliff vesting schedule, based on the Participant’s continued employment for a period, as determined by the Board or Compensation Committee, beginning on the first day of the Plan Year following the date on which the contribution is credited to a Participant’s Account. The applicable vesting schedule will be determined by the Board or Compensation

Committee, in its sole discretion, prior to the time that the Discretionary Company Credit is credited to a Participant’s Account.

4.4.    Notwithstanding the foregoing, any unvested Discretionary Company Credits credited to a Participant’s Account shall accelerate and immediately become fully vested upon
(a) a Change in Control of the Company, (b) the Participant’s retirement at or after of age 70, or
(c)the Participant’s death. Further notwithstanding the foregoing, any unpaid Discretionary Company Credits (and earnings credited thereon), whether or not vested, will be forfeited automatically and without further action or notice if the Participant’s employment is terminated by the Company for Cause.

4.5.    Discretionary Company Credits, if any, shall be credited to such Sub-Account(s) and paid in such time and form of payment as determined by the Administrator. Unless otherwise determined by the Administrator at the time of crediting, any Discretionary Company Credits that are matching contributions shall be credited to a Participant’s Sub-Account(s) with respect to the Participant’s deferrals of Base Salary for the Plan Year to which the matching contributions relate, and any other Discretionary Contributions shall be credited to a Sub- Account for payment in the default time and form provided pursuant to Section 3.4(c).

ARTICLE V
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS

Each Participant’s Account will be credited with gains, losses and earnings based on notional investment directions made by the Participant in accordance with notional investment crediting options and procedures established from time to time by the Administrator in its sole discretion. The Administrator specifically retains the right in its sole discretion to change the notional investment crediting options and procedures from time to time, provided, however, that all notional investment crediting options and changes will be applied prospectively only. By electing to defer any amount under the Plan, each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s notional investment directions in any actual investment it may make or acquire in connection with the Plan. Any amounts credited to a Participant’s Account with respect to which a Participant does not provide notional investment direction shall be credited with gains, losses and earnings as if such amounts were invested in a notional investment option selected by the Administrator in its sole discretion.

ARTICLE VI
PAYMENTS

6.1.    Date of Payment of Sub-Accounts. Except as otherwise provided in this ARTICLE VI, a Participant’s Account shall commence to be paid in accordance with the applicable time and form of payment determined for each Sub-Account pursuant to Section 3.4.

(a)    Separation Sub-Account. In general, the vested amounts credited to a Participant’s Separation Sub-Account shall be paid, or commence to be paid, following the

Participant’s Separation from Service, at the time and in the form of payment specified by the Participant for such Sub-Account in accordance with Section 3.4(a) hereof.

(b)    In-Service Sub-Account. In general, the vested amounts credited to a Participant’s In-Service Sub-Account shall be paid at the time and in the form specified by the Participant for such Sub-Account in accordance with Section 3.4(b) hereof, or if earlier, following the Participant’s Separation from Service.

(c)    Calculation of Installment Payments. In the event that a Participant’s vested Sub-Account is paid in installments: (i) the first installment shall commence at the time specified pursuant to Section 3.4(a) or 3.4(b), as applicable; (ii) the amount of each installment shall equal the quotient obtained by dividing the Participant’s vested Sub-Account balance as of the date of such installment payment (or as of such earlier date as may be reasonably determined by the Administrator to facilitate the administration of the Plan) by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such Sub- Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in ARTICLE V hereof.

(d)    Subsequent Deferral Elections. A Participant may elect, on a form provided by the Administrator in accordance with this Section 6.1(d), to change the time and/or form of payment with respect to one or more of his or her Sub-Accounts to a later time in accordance with this Section 6.1(d) (a “Subsequent Deferral Election”). A Participant may make no more than one Subsequent Deferral Election with respect to each deferred compensation source (Base, Salary, Incentive Compensation or Discretionary Company Credits) for each Plan

Year. Any such Subsequent Deferral Election must be filed with the Administrator at least twelve (12) months prior to the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan, in accordance with the subsequent deferral election guidance provided under Section 409A of the Code. On each such Subsequent Deferral Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the calendar year that the Sub-Account would otherwise have been paid under the Plan, except with respect to payment in the event of the Participant’s death.

6.2.    Mandatory Six-Month Delay. Notwithstanding any other provision of this Plan to the contrary, to the extent required by Section 409A of the Code, in no event may payments triggered by the Separation from Service of a Specified Employee be paid or commence prior to the first business day of the seventh month following the Specified Employee’s Separation from Service (or if earlier, within 90 days after the Specified Employee’s death).

6.3.    Death of Participant. Notwithstanding any other provision of this Plan, in the event of the Participant’s death, the remaining amount of all of the Participant’s Sub-Accounts shall be paid to the Participant’s Beneficiary or Beneficiaries designated on a Beneficiary Designation Form (or, if no such Beneficiary, to the Participant’s estate) in a single lump sum as soon as administratively practicable following the date of the Participant’s death. A Participant’s Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Administrator that bears the latest date at the time of the Participant’s death shall govern. If a Participant fails to properly designate a Beneficiary in accordance with this Section 6.23, then payment pursuant to this Section 6.23 shall be made to the Participant’s estate.

6.4.    Withdrawal Due to Unforeseeable Emergency. A Participant shall have the right to request, on a form provided by the Administrator, to an accelerated payment of all or a portion of the Participant’s vested Account in a lump sum if the Participant experiences an Unforeseeable Emergency. The Administrator shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request.

(a)    Determination of Unforeseeable Emergency. Whether a Participant is faced with an unforeseeable emergency permitting a payment under this Section 6.44 is to be determined by the Administrator based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan. Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available upon the cancellation of a Deferral Election upon a payment due to an Unforeseeable Emergency. However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid, or that is available due to the Unforeseeable Emergency under another plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code.

(b)    Payment of Account. Any payment on account of an Unforeseeable Emergency shall be made within ninety (90) days following occurrence of the Unforeseeable Emergency, as determined by the Administrator under this Section 4.

6.5.    Limited Cash-Outs. The Administrator may, in its sole discretion, require a mandatory lump sum payment of a Participant’s Account, if the amount deferred under the Plan does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that such lump sum payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

6.6.    Discretionary Acceleration of Payments. The Board or Compensation Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a payment to a Specified Employee be accelerated following the Specified Employee’s

Separation from Service to a date that is prior to the first business day of the seventh month following the Specified Employee’s Separation from Service (or if earlier, within 90 days after the Specified Employee’s death) unless otherwise permitted pursuant to Treasury Regulation Section 1.409A-3(j).
6.7.    Discretionary Delay of Payments. The Board or Compensation Committee may, in its sole discretion, delay the time or form of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

6.8.    Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Administrator, in its sole discretion, may cause any payment under this Plan to be made or commence on any later date that occurs in the same calendar year as the date on which payment otherwise would be required to be made under this Plan, or, if later, by the 15th day of the third month after the date on which payment would otherwise be required to be made under this Plan. Further, to the extent permitted by Section 409A of the Code, the Administrator may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this ARTICLE VI, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern. Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

6.9.    Discharge of Obligations. The payment to a Participant (or to his or her Beneficiary or estate) of a Sub-Account in a single lump sum or the number of installments as provided pursuant to this Plan shall discharge all obligations of the Affiliated Group to such Participant (and Beneficiary or estate) under the Plan with respect to that Sub-Account.

6.10.    Change in Control. Notwithstanding anything else provided herein, in the event the Company undergoes a Change in Control all outstanding Sub-Accounts will become fully vested and, notwithstanding any prior Deferral Elections, all Accounts will be paid out to the Participants, upon or as soon as practicable after the Change in Control, in a single lump sum payment, less applicable withholding taxes.

ARTICLE VII
ADMINISTRATION

7.1.    General. The Administrator shall be responsible for the general administration of the Plan and shall have the full power, discretion and authority to carry out the provisions of the Plan. Without limiting the foregoing, the Administrator shall have full discretion to (a) interpret all provisions of the Plan; (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review; (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction; (d) determine all claims for benefits; and (e) adopt such rules, regulations or guidelines for the administration of the Plan and take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Administrator hereunder shall be final, conclusive, and binding on all persons, including the Company, its members, the other members of the Affiliated Group, Eligible

Employees, Participants, and their estates and Beneficiaries. The Administrator may delegate to one or more officers of the Company, subject to such terms as the Administrator shall determine, the authority to administer all or any portion of the Plan, or the authority to perform certain functions, including administrative functions. In the event of such delegation, all references to the Administrator in this Plan (other than such references in the immediately preceding sentence) shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

7.2.    Claims Procedure. Any person who believes he is entitled to receive a benefit under the Plan shall make application in writing on the form and in the manner prescribed by the Administrator. If any claim for benefits filed by any person under the Plan (the “claimant”) is denied in whole or in part, the Administrator shall issue a written notice of such adverse benefit determination to the claimant. The notice shall be issued to the claimant within a reasonable period of time but in no event later than 90 days from the date the claim for benefits was filed or, if special circumstances require an extension, within 180 days of such date. The notice issued by the Administrator shall be written in a manner calculated to be understood by the claimant and shall include the following: (a) the specific reason or reasons for any adverse benefit determination, (b) the specific Plan provisions on which any adverse benefit determination is based, (c) a description of any further material or information which is necessary for the claimant to perfect his or her claim and an explanation of why the material or information is needed and

(d)	a statement of the claimant’s right to seek review of the denial pursuant to Section 7.3 below.

7.3.    Review of Claim Denial. If a claim is denied, in whole or in part, the claimant shall have the right to (a) request that the Administrator review the denial, (b) review pertinent documents, and (c) submit issues and comments in writing, provided that the claimant files a written request for review with the Administrator within 60 days after the date on which the claimant received written notice from the Administrator of the denial. Within 60 days after the Administrator receives a properly filed request for review, the Administrator shall conduct such review and advise the claimant in writing of its decision on review, unless special circumstances require an extension of time for conducting the review. If an extension of time for conducting the review is required, the Administrator shall provide the claimant with written notice of the extension before the expiration of the initial 60-day period, specifying the circumstances requiring an extension and the date by which such review shall be completed (which date shall not be later than 120 days after the date on which the Administrator received the request for review). The Administrator shall inform the claimant of its decision on review in a written notice, setting forth the specific reason(s) for the decision and reference to Plan provisions upon which the decision is based. A decision on review shall be final and binding on all persons for all purposes.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1.    Amendment. The Board or Compensation Committee reserves the right to amend, terminate or freeze the Plan, in whole or in part. In no event shall any such action by the Board or Compensation Committee adversely affect the vested amount credited to any Participant’s Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan, including under Sections 6.4, 6.5,

6.6 and 6.7), without the consent of the Participant, unless the Board or Compensation Committee determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code. To the extent permitted by Section 409A of the Code, the Administrator may, in its sole discretion, modify the rules applicable to Deferral Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

8.2.    Payments Upon Termination of Plan. Except as otherwise provided pursuant to Sections 6.5 and 6.6, in the event that the Plan is terminated, the amounts allocated to a Participant’s Sub-Accounts shall be paid to the Participant or the Participant’s Beneficiary, as applicable, on the dates on which the Participant or his or her Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.

ARTICLE IX MISCELLANEOUS

9.1.    Non-Alienation of Deferred Compensation. Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (a) assignable or transferable in any manner, (b) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process, or (c) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and Sections 6.7 and 6.8 hereof, the Administrator shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or

Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

9.2.    Compliance with Section 409A of the Code. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants (or their Beneficiaries or estates). This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Administrator shall not take any action that would be inconsistent with such intent. Although the Administrator shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed. To the extent that any provision of this Plan is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Neither the Company, the other members of the Affiliated Group, nor the Administrator (nor its delegate(s)) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code. For purposes of this Plan, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code. If at the time of the Participant’s separation from service the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then, to the extent required by Section 409A of the Code, no payments shall be payable or provided until the date that is the earlier of (A) six months and one day after such Participant’s separation from service, or (B) the Participant’s death. Payments pursuant to the Plan are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

9.3.    Participation by Employees of Affiliated Group Members. Any member of the Affiliated Group that is a direct or indirect subsidiary of the Company may, by action of its board of directors or equivalent governing body and with the consent of the Administrator, adopt the Plan; provided that the Administrator may waive the requirement that such board of directors or equivalent governing body effect such adoption. By its adoption of or participation in the Plan, such adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred `by the Plan upon the Company and accept the delegation to the Administrator of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate. An Eligible Employee who is employed by a participating member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to the compensation that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the Administrator otherwise determines that the Company shall be the obligor.
9.4.    Interest of Participant. The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of Company or any other member of the Affiliated Group. Nothing in the Plan shall be construed as guaranteeing continued employment to any Eligible Employee. It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group’s obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group, and no assets shall be transferred to any such trust at a time or in a manner that would cause an amount to be included in the income of a Participant pursuant to Section 409A(b) of the Code.

9.5.    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person any legal or equitable right as against the Company or any other member of the Affiliated Group or the officers, employees or directors of the Company or any other member of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

9.6.    Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.7.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.

9.8.    Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan. This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

9.9.    Withholding of Taxes. The Company or any other member of the Affiliated Group may withhold or cause to be withheld from any amounts payable under the Plan, or to the extent permitted pursuant to Section 409A of the Code and Section 6.5 of the Plan, from any amounts deferred under the Plan, all federal, state, local and other taxes as shall be legally required to be withheld. Further, the Company and each other member of the Affiliated Group shall have the right to (a) require a Participant to pay or provide for payment of the amount of any taxes that the Company or any other member of the Affiliated Group may be required to withhold with respect to amounts credited to a Participant’s Account under the Plan, or (b) deduct from any amount of Base Salary and/or Incentive Compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company or any other member of the Affiliated Group may be required to withhold with respect to amounts credited to a Participant’s Account under the Plan.

9.10.    Electronic or Other Media. Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Administrator may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Administrator and Participants and Beneficiaries. Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

9.11.    Headings; Interpretation. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

9.12.    Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Administrator, the Company and the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its undersigned duly authorized officer, to be effective as of the Effective Date.

DEXCOM, INC.
By:	/s/ Patrick M. Murphy
Patrick M. Murphy
Senior Vice President, General Counsel and Chief Compliance Officer